Exhibit 10.8

EXECUTION COPY

MANAGEMENT AGREEMENT

                This Management Agreement (this “Agreement”) is entered into as of the 30th day of June, 2006, by and between Hawkeye Renewables, LLC, a Delaware limited liability company (the “Company”), and THL Managers VI, LLC, a Delaware limited liability company (the “Sponsor”).

WHEREAS, certain affiliates of the Sponsor (the “Investors”) have acquired membership interests of the Company’s parent, Hawkeye Intermediate, LLC (the “Investment”) pursuant to that certain Membership Interest Purchase Agreement dated as of May 11, 2006, by and among the Company, the Investors, Hawkeye Holdings, L.L.C. and the persons listed on the signatures pages thereto (as amended to date, the “Purchase Agreement”);

WHEREAS, in connection with the Investment and related transactions, the Sponsor provided advice and analysis including advice with respect to debt facilities and arrangements, and related arrangements and other matters (collectively, “Advisory Services”);

WHEREAS, the Company will require the Sponsor’s management advisory services in connection with its business operations and execution of its strategic plan; and

WHEREAS, the Sponsor is willing to provide such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Services.  The Sponsor hereby agrees that if, during the term of this Agreement (the “Term”), the Company reasonably and specifically requests that the Sponsor provide the services set forth below and, in the case of the services described in subsections (a) and (b), the Sponsor agrees to provide such services, the Sponsor or one of its affiliates will provide the following services to the Company and its subsidiaries:

(a)           advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments related to the Company’s finances or relationships with banks or other financial institutions;

(b)           advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company, and other senior management matters related to the business, administration and policies of the Company; and

(c)           review and comment on the descriptive memorandums of potential acquisition opportunities for the Company.

The Sponsor shall have no obligation to the Company as to the method or timing of services rendered hereunder (provided that services shall be rendered in a reasonably timely manner), and the Company shall not have any right to dictate or direct the details of the performance of services by the Sponsor rendered hereunder.

The parties hereto expressly acknowledge that the services to be performed hereunder by the Sponsor shall not include investment banking or other financial advisory services rendered by Sponsor or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries for which the Sponsor may be entitled to receive additional compensation by mutual agreement of the Company or its subsidiary and the Sponsor.  This Agreement shall in no way prohibit the Sponsor or any of its affiliates or any of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in other activities, whether or not competitive with any business of the Company of any of its affiliates.

2.             Payment of Fees.  In exchange for the Advisory Services and the Sponsor’s agreement to provide the services described in clauses (a), (b) or (c) of Section 1, the Company hereby agrees to pay to the Sponsor (or its designee(s)) the following fees:

                                (a)           a transaction fee in connection with the transactions contemplated in the Purchase Agreement payable at the Closing (as defined in the Purchase Agreement) of $20,000,000; and

                                (b)           an annual management fee (the “Fee”) equal to the greater of (i) $2,000,000 or (ii) 1.0% of Adjusted EBITDA, payable semi-annually in advance (with respect to subsection (ii), based on the prior year’s Adjusted EBITDA) beginning at the Closing and thereafter on January 2nd and July 2nd of each year, provided, however, that if either of such dates falls on a Saturday, Sunday, or a federal holiday, then such payment shall be on the first business day thereafter.  With respect to subsection (ii), such Fee payable shall be adjusted promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement.  For purposes of this Agreement, the term “Adjusted EBITDA” shall have the same meaning set forth in the Company’s principal credit agreement then in effect before deducting (A) the Fee payable pursuant to this Section 2(b) and all other fees payable under any other management agreements between affiliates of interest holders of the Company and the Company and (B) any expenses relating to options or other equity compensation recognized under Statement of Financial Accounting Standards 123.

                Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available funds to the accounts specified on Exhibit A attached hereto, or to such other account(s) as the Sponsor may specify in writing to the Company.  The first installment of the Fee shall be payable at the Closing and shall be prorated to reflect the portion of the current fiscal year which elapses from the Closing to July 2, 2006.  All references to “per annum” or “annual” herein refer to the fiscal year of the Company.

3.             Term.  This Agreement shall be effective as of the date hereof and shall continue in full force and effect until the earlier of (i) seven (7) years from the date hereof, or (ii) the consummation of a public offering of equity securities of the Company (or a successor corporation to the Company) (the “IPO”); provided, however, that if an IPO has not occurred within 24 months from the date hereof, then upon termination of this Agreement upon such IPO, the Company shall pay to the Sponsor a lump-sum termination fee equal to the net present value of the Fee for a seven (7) year period (based upon the Fee for the immediately preceding year) calculated using a discount rate equal to the ten-year treasury rate on the date of such termination, provided, however, that such payment shall not exceed $10,000,000.  Upon any termination of this Agreement, each of (a) the obligations of the Company under Section 4 below, (b) any and all owed and unpaid obligations of the Company under Section 2 above, and (c) the provisions of Section 8, shall survive any termination of this Agreement to the maximum extent permitted under applicable law.

4.             Expenses; Indemnification.

(a)           Expenses.  In addition to the fees set forth in Section 2 hereof, the Company agrees to pay on demand all reasonable costs and expenses incurred by the Sponsor and its affiliates or any of them in connection with this Agreement and in connection with performing services hereunder including but not limited to air travel charged at charter equivalent rates, reasonable legal, consulting, out-of-pocket and other expenses, including reasonable legal fees and expenses of outside counsel to Sponsor, and any other consultants or advisors retained by the Sponsor or its counsel arising in connection therewith, and the performance of services hereunder (including, without limitation, reasonable fees and expenses of independent professionals, research, transportation and per diem costs).

(b)           Indemnity and Liability. The Company will indemnify and hold harmless each of the Sponsor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such Person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, this Agreement, and any other action taken by an Indemnified Party on behalf of the Company, whether or not pending or threatened, and any other action taken by an Indemnified Party on behalf of the Company, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.  The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment.  Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both the Company and/or one or more of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ one separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable.  The Company agrees that it will not, without the prior written consent of the applicable

Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.  Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company.  The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct by an Indemnified Party.  If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.  As used herein, the term “Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

The Company agrees that if any indemnification sought by any Indemnified Party pursuant to this Section 4 is unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any Liabilities referred to herein, then the Company shall contribute to the Liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the transactions that gave rise to such Liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and the Indemnified Party, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by the Indemnified Parties to all Liabilities with respect to which contribution is available hereunder shall not exceed the fees actually received by the Sponsor in connection with the transaction which gave rise to such Liabilities (excluding any amounts paid as reimbursement of expenses).

For the avoidance of doubt, any director designated by the Sponsor or any of its affiliates and serving on the Company’s board of directors shall not be entitled to seek indemnification under this Agreement in their capacity as a director of the Company, such directors instead will be entitled to indemnification provided under applicable law, pursuant to the Company’s organizational documents, and any other contractual arrangements applicable to such director.

5.             Assignment.  Except as provided below, no party hereto shall have the right to assign this Agreement.  The Sponsor acknowledges that its services under this Agreement are unique.  Accordingly, any purported assignment by the Sponsor (other than as specifically permitted below) shall be void.  Notwithstanding the foregoing, the Sponsor may assign all or part of its rights and obligations hereunder to any affiliate of the Sponsor that provides services similar to those called for by this Agreement.

6.             Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Sponsor and the Company.  No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

7.             Opportunities.

(a)          Freedom to Pursue Opportunities.  In recognition that the Sponsor (to include, for purposes of this Section 7, affiliates, associated investment funds or portfolio companies) currently has, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Sponsor may serve as an advisor, a director or in some other capacity, and in recognition that the Sponsor have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand and the Sponsor on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in any particular situation, the provisions of this Section 7(a) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Sponsor.  Except as the Sponsor may otherwise agree in writing after the date hereof:

(i)         The Sponsor shall have the right (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (C) to take any other action that the Sponsor believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 7(a), and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii)        The Sponsor shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or to refrain from any actions specified in Section 7(a)(i), and the Company, on its own behalf and on behalf of its subsidiaries, hereby renounce and waive any right to require the Sponsor to act in a manner inconsistent with the provisions of this Section 7(a).

(iii)       The Sponsor shall not be liable to the Company or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 7(a) or of any such person’s participation therein.

(b)           Limitation of Liability.  In no event will the Sponsor be liable to the Company or any of its subsidiaries for any indirect, special, incidental or consequential damages, including,

without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Sponsor hereunder.

8.             Miscellaneous.

(a)           Choice of Law.  This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)           Consent to Jurisdiction.  Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York.  Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 11 does not constitute good and sufficient service of process.  The provisions of this Section 8(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

(c)           Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

                9.             Independent Contractor.  The parties agree and understand that the Sponsor is and shall act as an independent contractor of the Company in the performance of its duties hereunder.  The Sponsor is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company.

                10.           Merger/Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

                11.           Notice.  All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party’s copied persons as specified below by facsimile or by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses.  In the case of service by facsimile or personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address.  In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt.  Notwithstanding the foregoing, notice to any party or copied Person of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to the Company:

Hawkeye Renewables, LLC

21050 140th Street

Iowa Falls, IA  50126

Attention:  Chief Executive Officer

Facsimile:  (641) 648-8925

If to the Sponsor:

THL Managers VI, LLC

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, MA 02110

Attention: Scott Sperling

                   Thomas Hagerty

                   Soren Oberg

Facsimile:  (617) 227-3514

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, Massachusetts 02110

Attention: James Westra

                   Marilyn French

Facsimile:  (617) 772-8333

12.           Severability.  If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13.           Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

14.           Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

15.           Prevailing Party.  If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HAWKEYE RENEWABLES, LLC

By:
Name:
Title:

THL MANAGERS VI, LLC

By:	Thomas H. Lee Partners, L.P., its Managing Member

By:	THL Equity Advisors VI, L.P., its General Partner

By:	/s/ Scott Sperling
Name: Scott Sperling
Title: Managing Director